UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2014

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2014, Time Warner Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Gary Ginsberg, the Company’s Executive Vice President, Corporate Marketing & Communications.

The Employment Agreement extends the term of Mr. Ginsberg’s employment to December 31, 2016.  Pursuant to the Employment Agreement, Mr. Ginsberg’s annual salary increased to $875,000 effective as of January 1, 2014 and the target value of his annual long-term incentive compensation increased to $900,000.

The terms of the Employment Agreement are substantially the same as in the agreement it replaced, except as described in this report.  If Mr. Ginsberg’s employment were terminated by the Company without cause or due to a material breach by the Company, Mr. Ginsberg would have a severance period of either (i) two years if the termination occurs prior to the end of the term or (ii) one year if the termination occurs on or after the end of the term.

The Compensation and Human Development Committee of the Board of Directors of the Company approved the Employment Agreement to secure the benefit of Mr. Ginsberg’s service through 2016 and in recognition of his performance.

Item 9.01	Financial Statements and Exhibits.
Exhibit	Description

10.1	Amended and Restated Employment Agreement made April 14, 2014, effective as of January 1, 2014, between the Registrant and Gary Ginsberg.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ Howard M. Averill
	Name:	Howard M. Averill
	Title:	Executive Vice President and Chief Financial Officer

Date:  April 18, 2014

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Employment Agreement made April 14, 2014, effective as of January 1, 2014, between the Registrant and Gary Ginsberg.